Exhibit 99.1

Contacts:

At EPIX:

Peyton Marshall, CFO

Sydney Barrett, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

May 27, 2003

EPIX AND SCHERING AG FORM BROAD ALLIANCE

FOR MR IMAGING AGENTS

– Collaborations Focus on EP–2104R and New Research Program –

CAMBRIDGE, Mass — May 27, 2003 — EPIX Medical, Inc. (Nasdaq: EPIX) today announced that a broad alliance has been formed with Schering AG (FSE: SCH, NYSE: SHR) for the discovery, development and commercialization of novel molecularly–targeted contrast agents for magnetic resonance imaging (MRI).  The alliance is comprised of two areas of collaboration:  1) an exclusive development and commercialization partnership for EP–2104R, EPIX’ product candidate for the detection of thrombus (blood clots); and 2) an exclusive research partnership to discover novel compounds for MRI. Schering AG has an option to the late stage development and worldwide marketing rights for EP–2104R, and for all development candidates emerging from the MRI research collaboration. For EP–2104R, EPIX will conduct early development activities, which Schering AG will support with up to $9 million.  For the exclusive research partnership Schering AG committed R&D funding of EPIX’ early development activities of approximately $4 million over the next two years and a loan facility of up to $15 million, with principal repayment beginning in 2007.

This expanded alliance builds on the successful collaboration established in June, 2000 between EPIX and Schering AG for MS-325 (gadofosveset), EPIX’ lead product candidate specifically designed for vascular imaging with MRI.  Completion of enrollment in the Phase III clinical trial program and positive results from two of the four Phase III program trials were recently announced.  Schering AG is EPIX’ exclusive worldwide sales and marketing partner for MS-325.

“The breadth and depth of this collaboration utilize the full strength of EPIX’ MRI research and development capabilities, while enabling us to participate in a significant share of the rewards that we believe will be generated by this joint effort,” commented Michael D. Webb, CEO of EPIX.  “This innovative alliance creates a partnership model for research and development and will allow EPIX to move all programs ahead at full speed.  Not only does this collaboration represent early validation of our promising new thrombus candidate, EP-2104R, but the joint research program ensures that as partners, EPIX and Schering AG will continue to take MRI to an entirely new level of diagnostic power.”

In addition to research, milestone, and base royalty payments, EPIX has the right to increase its royalty rate through financial participation in clinical development.  This would enable EPIX to earn royalties on sales consistent with being a late stage, co-development partner of EP-2104R as well as all new products resulting from the joint research program.

EP-2104R Thrombus Collaboration:

Under the terms of the agreement for EP-2104R, EPIX will be responsible for execution of a clinical feasibility program in humans.  At the end of the projected two-year feasibility program, Schering AG may exercise an option to develop EP-2104R through which Schering AG will receive an exclusive, worldwide license for EP-2104R and become responsible for all further development, manufacturing, marketing and sales.

Under the agreement, Schering AG will fully fund EPIX’ feasibility program costs.  In addition, EPIX will be entitled to up to $15 million in additional payments upon the occurrence of certain development and commercial events, as well as royalties on sales.  These royalties will depend on the level of annual revenues and upon EPIX’ optional participation in clinical development funding.

MRI Research Collaboration:

Under the terms of the joint research agreement, EPIX and Schering AG will combine, exclusively, their existing research programs in the field of MRI, with each company contributing equally to the research effort.  EPIX and Schering AG will have joint ownership of all intellectual property generated by the research program for the three-year duration of the agreement, with an option to extend the agreement for an additional two years.  Schering AG will fund a portion of EPIX’ related personnel costs and third party research costs.

The goal of the research program is the discovery of novel MRI product candidates for clinical development. A joint EPIX/Schering AG Research Management Team will nominate sufficiently advanced product candidates for clinical development.  Schering AG has the first option to obtain exclusive, worldwide rights for the product candidates, then becoming responsible for all future development, manufacturing, marketing and sales. EPIX would receive a base royalty on sales with the option to increase the royalty by participating in development funding.  If Schering AG does not exercise an option, EPIX may license the product, and Schering AG would receive a base royalty on sales and milestone payments.

Conference Call:

EPIX will hold a conference call and live webcast to discuss both agreements at 8:30 am EST today.  Michael D. Webb, Chief Executive Officer, will host the call, along with Chief Financial Officer Peyton Marshall. The dial-in number for the EPIX Medical conference call is 888-464-7607.  A recording of this call may be accessed from 11:00 am on May 27 through until Friday, May 30, by calling 800-642-1687, reservation code 864253.  The press release and the conference call webcast can also be found on the EPIX website at www.EPIXmed.com. An archived version will be available on the EPIX website two hours after the live webcast.

About EPIX:

EPIX Medical, based in Cambridge, MA, is a specialty pharmaceutical company and a leading developer of targeted MRI contrast agents for the diagnosis and clinical management of disease.  The Company’s principal product under late-stage development, MS-325, is designed specifically for vascular imaging with MR. To receive EPIX Medical’s latest news and other corporate developments, please visit the EPIX Medical web site at www.EPIXmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

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